Global Crossing Announces
Consolidated Fourth Quarter and Full Year 2005 Results

FOR IMMEDIATE RELEASE: THURSDAY, MARCH 16, 2006

Florham Park, NJ — Global Crossing (NASDAQ: GLBC) today reported financial and operational results for the fourth quarter and full year 2005.

Highlights

Global Crossing demonstrated continued execution of its business plan by meeting or exceeding all of its aggregate guidance metrics in 2005. Total revenue for the year was $1,968 million, compared to a guidance range of $1,800 million to $1,950 million. Adjusted gross margin was $752 million, compared to guidance of $590 million to $845 million. Adjusted EBITDA loss was $120 million compared to a guidance range of $145 million to $115 million. Excluding non-cash stock compensation, adjusted EBITDA loss was $64 million, compared to a guidance loss range of $94 million to $74 million. Finally, cash use was better than expected at $141 million for the year, compared to guidance of $150 million to $180 million. The company’s unrestricted cash at December 31, 2005 was $224 million.

“A year ago we provided 2005 guidance to the market for revenue, adjusted gross margin, EBITDA and cash. I’m happy to say that we met each of those targets,” said John Legere, Global Crossing’s chief executive officer. “What we accomplished in 2005 is just the beginning. As we approach our goals of reaching EBITDA and cash flow positive points during 2006, Global Crossing will play an even more prominent role in this industry as a leader in global IP services.”

Global Crossing’s core “invest and grow” segment, namely the business serving global enterprises, collaboration and carrier data customers, secured significant wins in 2005. These included key enterprise contracts in the government sector, such as the British Council for $100 million and the Forestry Commission for $24 million, as well as agreements with multinationals such as ASG, Sun Microsystems, Panavision, Delta Air Lines and Sonus Networks. The company continued to build momentum with new sales while simultaneously improving the customer experience of this crucial group of customers. In 2005, enterprise customer satisfaction reached an all-time high with four out of five customers “very satisfied” according to an independent survey commissioned by the company.

Global Crossing also continued to be a strong force in the carrier space. The company was named “Best Global Wholesale Provider” by Capacity Magazine, and it announced contracts with Loral Skynet, Vox Communications, Globetel and Americatel, among others. The carrier group continued making progress in 2005 and achieved higher revenues than expected in its wholesale voice business.

On the product front, key product launches and enhancements during 2005 included expanded Voice over IP (VoIP) offerings and key IP VPN upgrades. Service reach was extended by 100 cities, including mainland China through an agreement with CPCNet. Other highlights included the Frost & Sullivan 2005 Product Differentiation Innovation Award for iVideoconferencing and the Frost & Sullivan 2005 Industry Innovation and Advancement Award.

As proof of customer response to its robust IP offerings, IP traffic grew by 48 percent to 133 Gbps at the end of 2005, and VoIP backbone traffic exceeded 7 billion minutes for the fourth quarter, totaling more than 26 billion minutes for all of 2005. These milestones are additional evidence of the adoption of IP, and they underscore the strength of Global Crossing’s strategy and differentiation in the global marketplace.

Revenue and Margin
Adjusted gross margin (defined in the tables that follow) for the overall “invest and grow” segment grew by 7 percent or $40 million in absolute terms during 2005. For the company’s “invest and grow” business outside of its Global Crossing UK (GCUK) subsidiary, adjusted gross margin grew by 25 percent to $290 million in 2005, compared to $232 million in 2004.

Global Crossing’s $1,085 million in “invest and grow” revenue represents growth of 2 percent in 2005 compared to 2004. For the business excluding GCUK, “invest and grow” revenue grew by 8 percent for the year, while GCUK “invest and grow” revenue declined by 7 percent due to the loss of four customers, as previously announced. GCUK revenue has stabilized since the third quarter of 2004 and continues to be a strong contributor to the financial results of the company.

During the fourth quarter of 2005, “invest and grow” revenue was $269 million, essentially flat when compared to the fourth quarter of 2004. Adjusted gross margin for the fourth quarter of 2005 in the “invest and grow” segment was $149 million, compared to $153 million in the fourth quarter of 2004.

The company’s wholesale voice segment became a more robust contributor during 2005. Revenue and adjusted gross margin exceeded guidance ranges for the segment. In addition, wholesale voice operations became more efficient. Revenue for this segment was $777 million in 2005, a planned decline of 38 percent from 2004 wholesale voice revenue of $1,256 million. Adjusted gross margin for wholesale voice was $104 million for the year, compared to $123 million in 2004. For the fourth quarter of 2005, wholesale voice revenue and adjusted gross margin were $172 million and $22 million, respectively. These figures compare to revenue of $264 million and adjusted gross margin of $33 million in the fourth quarter of 2004.

“Global Crossing’s 2005 revenue exceeded our original guidance, and we boosted adjusted gross margins to 38 percent from 30 percent one year ago,” affirmed Mr. Legere. “We will build on this momentum in 2006 by keeping focus on our core IP services, further increasing margins and exploring new ways to grow our business.”

To that end, Global Crossing recently added three industry leaders to strengthen its enterprise and collaboration sales team. The company also recently announced several customer wins, including agreements with AccessLine, Odebrecht and Telstra.

Cost of revenue — which includes cost of access; technical real estate, network and operations; third-party maintenance and cost of equipment sales — was $1,676 million in 2005, a 24 percent improvement compared to $2,200 million in 2004. In the fourth quarter, these expenses were $394 million, compared to $485 million in the fourth quarter of 2004. Sales, general and administrative (SG&A) expenses were $412 million for 2005, compared to $416 million in 2004. SG&A expenses for the fourth quarter of 2005 were $100 million, compared to $107 million in the fourth quarter of 2004.

Earnings
Adjusted EBITDA (as defined in the tables that follow) was reported at a loss of $120 million for 2005, a 7 percent improvement compared to a loss of $129 million in 2004. In 2005, the company incurred an additional $44 million of incentive and stock compensation when compared to 2004; this additional compensation resulted from planned stock and cash incentive programs as well as the company’s exceeding of targets for 2005. Excluding the compensation variance, the company’s adjusted EBITDA loss for 2005 would have been $76 million, a 41 percent improvement over the prior year. For the fourth quarter of 2005, adjusted EBITDA loss was $32 million, compared to a loss of $19 million in the fourth quarter of 2004. In the fourth quarter of 2005, the company incurred an additional $15 million of incentive and stock compensation when compared to the fourth quarter of 2004, for previously noted performance relative to its targets. Without the compensation variance, adjusted EBITDA loss for the fourth quarter would have been $17 million, an 11 percent improvement over the fourth quarter of 2004.

Adjusted EBITDA excluding non-cash stock compensation was a loss of $64 million, a 37 percent improvement when compared to a loss of $101 million in 2004. Cash incentive compensation was $16 million higher in 2005, as a result of planned incentive programs and the company’s exceeding of targets for 2005. Excluding this variance, adjusted EBITDA excluding non-cash stock compensation would have been a loss of $48 million in 2005, a 52 percent improvement compared to 2004. For the fourth quarter, adjusted EBITDA excluding non-cash stock compensation was a loss of $15 million, compared to a loss of $11 million in the fourth quarter of 2004. For the same reasons stated above, cash incentive compensation was $6 million higher in the fourth quarter of 2005 when compared to the fourth quarter of 2004.

Consolidated loss applicable to common shareholders in 2005 was $358 million, compared to a loss of $340 million in 2004. For the fourth quarter of 2005, consolidated loss was $80 million, compared to a loss of $28 million in the fourth quarter of 2004.

Cash and Liquidity
As of December 31, 2005, unrestricted cash and cash equivalents were $224 million. The company’s unrestricted cash balance at the end of the year exceeded the company’s expectations. Restricted cash was $23 million. Global Crossing used $36 million of cash in the fourth quarter, reflecting $11 million of cash used for capital expenditures and capital leases (cash capex), $21 million used for bond interest payments, and receipt of $12 million in sales proceeds from indefeasible rights of use (IRUs). Cash use for the year totaled $141 million, reflecting $83 million of cash used for cash capex, $42 million used for bond interest payments and $92 million of cash proceeds from sales of assets, marketable securities and IRUs.

Based on Global Crossing’s business projections, management expects that unrestricted cash on hand, together with proceeds from sales of IRUs and marketable securities and previously committed lease financing, will provide the liquidity needed to fund operations until the point in time during the second half of 2006 when the company expects to start generating positive cash flow. To further enhance liquidity, Global Crossing is pursuing various financing initiatives, including a working capital facility in the U.S., lease and letter of credit financing with Barclays Bank in the U.K., and lease financing in the U.S.

2005 Results Compared to Guidance
Below is a summary of the specific financial guidance for 2005 provided by the company on March 16, 2005, compared to actual results for the year.

	2004 Actual	2005 Actual	2005 Guidance
Metric	($ in millions)	($ in millions)	($ in millions)
Revenue	$2,487	$1,968	$1,800 - $1,950

Invest and grow revenue	$1,066	$1,085	$1,120 - $1,195

Wholesale voice revenue	$1,256	$777	$615 - $685

Harvest/exit revenue	$165	$106	$65 - $70

Adjusted gross margin percentage	30%	38%	36% - 41%

Invest and grow adjusted gross margin	$549	$589	$504 - $717

Wholesale voice adjusted gross margin	$123	$104	$68 - $103

Harvest/exit adjusted gross margin	$84	$59	$18 - $25

Adjusted EBITDA	($129)	($120)	($145 - $115)

Adjusted EBITDA less non-cash stock compensation	($101)	($64)	($94 - $74)

Cash use (1)	($278)	($141)	($180 - $150)

Cash from assets/IRUs/marketable securities (2)	$70	$92	$60 - $80

Capital expense/capital leases	$106	$83	$95 - $100

Notes:
1—2004 Cash use excludes proceeds of the ST Telemedia bridge loan and GCUK notes.
2—2004 Cash proceeds include proceeds from sales of equity interest in holding companies.

2006 Guidance
The company has reiterated guidance that during the first half of 2006 it will reach the point in time when it expects to start generating positive adjusted EBITDA, and that during the second half of 2006 it will reach the point in time when it expects to start generating positive cash flow.

As Global Crossing continues to refine its revenue portfolio, it will concentrate further on developing its “invest and grow” segment while tightly managing its wholesale voice segment. The company will also continue to reduce operating expenses through streamlining operations via procurement and real estate initiatives. Cash use for the year will include an offering of approximately $22 million to purchase GCUK bonds in the first half of 2006.

Below is a summary of specific financial guidance metrics for 2006:

	2004 Actual	2005 Actual	2006 Guidance
Metric	($ in millions)	($ in millions)	($ in millions)
Revenue	$2,487	$1,968	$1,800 - $1,900

Invest and grow revenue	$1,066	$1,085	$1,190 - $1,245

Wholesale voice revenue	$1,256	$777	$605 - $650

Harvest/exit revenue	$165	$106	$5

Adjusted gross margin percentage	30%	38%	41% - 43%

Invest and grow adjusted gross margin percentage	52%	54%	56% - 58%

Wholesale voice adjusted gross margin percentage	10%	13%	12% - 14%

Adjusted EBITDA	($129)	($120)	($20) - $5

Adjusted EBITDA less non-cash stock compensation	($101)	($64)	$10 - $40

Cash use (1)	($278)	($141)	($140 - $100)

Note:
1—2004 Cash use excludes proceeds of the ST Telemedia bridge loan and GCUK notes.

Pursuant to the Securities and Exchange Commission’s (SEC’s) Regulation G, the attached schedules include definitions of Global Crossing’s adjusted EBITDA and adjusted gross margin measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call
The company will hold a conference call on Thursday, March 16, 2006 at 9:00 a.m. ET to discuss its financial results. The call may be accessed at +1 212 271 4505 or +44 (0) 870 001 3140. Callers are advised to access the call 15 minutes prior to the start time. A Webcast will also be available at http://www.globalcrossing.com/xml/investors/index.xml.

A replay of the call will be available on Thursday, March 16, 2006 beginning at 11:00 a.m. ET and will be accessible until Thursday, March 23, 2006 at 11:00 a.m. ET. The replay may be accessed by dialing +1 402 977 9140 or +1 800 633 8284 and entering reservation 21283293. Callers in the UK can dial +44 (0) 870 000 3081 or +44 (0) 800 692 0831 and enter reservation number 21283293.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 major cities and 30 countries worldwide, and delivers services to more than 600 cities, 60 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to 36 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company’s subsidiaries; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company’s substantial international operations; risks arising out of the company’s material weaknesses in internal controls and possible difficulties and delays in improving such controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to unreserved contingent liabilities; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:
Press Contacts
Becky Yeamans
+ 1 973 937 0155
PR@globalcrossing.com

Tisha Kresler
+ 1 973 937 0146
PR@globalcrossing.com

Kendra Langlie
Latin America
+ 1 305 808 5912
LatAmPR@globalcrossing.com

Mish Desmidt
Europe
+ 44 (0) 1256 732 866
EuropePR@globalcrossing.com

Analysts/Investors Contact
Laurinda Pang
+ 1 800 836 0342
glbc@globalcrossing.com

6 PAGES OF FINANCIAL INFORMATION TO FOLLOW

Table 1

Global Crossing Limited and Subsidiaries
Summary of Consolidated Revenues, Cost of Access, and Adjusted Gross Margin (unaudited)
($ in millions)
	Quarter Ended December 31, 2005			Quarter Ended December 31, 2004			Year Ended December 31, 2005			Year Ended December 31, 2004
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Revenues:

Enterprise, carrier data and indirect channels	$100	$169	$269	$114	$157	$271	$423	$662	$1,085	$455	$611	$1,066

Wholesale voice	1	171	172	3	261	264	3	774	777	25	1,231	1,256

Consumer voice, small business group and trader voice	-	21	21	-	38	38	-	106	106	-	165	165

Consolidated revenues	$101	$361	$462	$117	$456	$573	$426	$1,542	$1,968	$480	$2,007	$2,487

Cost of access:

Enterprise, carrier data and indirect channels	$(28)	$(92)	$(120)	$(30)	$(88)	$(118)	$(124)	$(372)	$(496)	$(138)	$(379)	$(517)

Wholesale voice	(1)	(149)	(150)	(2)	(229)	(231)	(3)	(670)	(673)	(19)	(1,114)	(1,133)

Consumer voice, small business group and trader voice	-	(9)	(9)	-	(18)	(18)	-	(47)	(47)	-	(81)	(81)

Consolidated cost of access	$(29)	$(250)	$(279)	$(32)	$(335)	$(367)	$(127)	$(1,089)	$(1,216)	$(157)	$(1,574)	$(1,731)

Adjusted Gross Margin:

Enterprise, carrier data and indirect channels	$72	$77	$149	$84	$69	$153	$299	$290	$589	$317	$232	$549

Wholesale voice	-	22	22	1	32	33	-	104	104	6	117	123

Consumer voice, small business group and trader voice	-	12	12	-	20	20	-	59	59	-	84	84

Consolidated Adjusted Gross Margin	$72	$111	$183	$85	$121	$206	$299	$453	$752	$323	$433	$756

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd.

Table 2

Global Crossing Limited and Subsidiaries
Consolidated Statements of Operations (unaudited)
($ in millions)
	Quarter Ended December 31, 2005			Quarter Ended December 31, 2004			Year Ended December 31, 2005			Year Ended December 31, 2004
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

REVENUES	$101	$361	$462	$117	$456	$573	$426	$1,542	$1,968	$480	$2,007	$2,487

Cost of revenue
Cost of access	(29)	(250)	(279)	(32)	(335)	(367)	(127)	(1,089)	(1,216)	(157)	(1,574)	(1,731)
Real estate, network and operations	(10)	(68)	(78)	(16)	(64)	(80)	(58)	(251)	(309)	(57)	(254)	(311)
Third party maintenance	(7)	(15)	(22)	(9)	(18)	(27)	(32)	(64)	(96)	(37)	(76)	(113)
Cost of equipment sales	(12)	(3)	(15)	(10)	(1)	(11)	(45)	(10)	(55)	(41)	(4)	(45)

Total cost of revenue	(58)	(336)	(394)	(67)	(418)	(485)	(262)	(1,414)	(1,676)	(292)	(1,908)	(2,200)
Selling, general and administrative	(12)	(88)	(100)	(15)	(92)	(107)	(55)	(357)	(412)	(59)	(357)	(416)
Depreciation and amortization	(6)	(30)	(36)	(9)	(28)	(37)	(36)	(106)	(142)	(42)	(122)	(164)
OPERATING INCOME (LOSS)	25	(93)	(68)	26	(82)	(56)	73	(335)	(262)	87	(380)	(293)
OTHER INCOME (EXPENSE)
Interest expense, net	(11)	(10)	(21)	(4)	(11)	(15)	(50)	(36)	(86)	(5)	(33)	(38)
Other income (expense), net	(6)	20	14	12	30	42	(17)	29	12	11	36	47

INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	8	(83)	(75)	34	(63)	(29)	6	(342)	(336)	93	(377)	(284)
Net gain on preconfirmation contingencies	—	15	15	4	20	24	—	36	36	4	25	29
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	8	(68)	(60)	38	(43)	(5)	6	(306)	(300)	97	(352)	(255)
Provision for income taxes	(4)	(15)	(19)	(19)	(4)	(23)	(9)	(54)	(63)	(33)	(23)	(56)

INCOME (LOSS) FROM CONTINUING OPERATIONS	4	(83)	(79)	19	(47)	(28)	(3)	(360)	(363)	64	(375)	(311)
Discontinued operations, net of income tax	—	—	—	—	1	1	—	9	9	—	(25)	(25)

NET INCOME (LOSS)	4	(83)	(79)	19	(46)	(27)	(3)	(351)	(354)	64	(400)	(336)
Preferred stock dividends	—	(1)	(1)	—	(1)	(1)	—	(4)	(4)	—	(4)	(4)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$4	$(84)	$(80)	$19	$(47)	$(28)	$(3)	$(355)	$(358)	$64	$(404)	$(340)

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd. (GCUK)

Table 3

Global Crossing Limited and Subsidiaries
Consolidated Balance Sheets
($ in millions)
	December 31,
	2005	2004
ASSETS:
Current assets:
Cash and cash equivalents	$224	$365
Restricted cash and cash equivalents	5	4
Accounts receivable, net	225	298
Prepaid assets and other current assets	94	98

Total current assets	548	765

Property and equipment, net	963	1,065
Intangible assets, net	—	14
Other assets	79	84
Total assets	$1,590	$1,928

LIABILITIES:
Current liabilities:
Accounts payable	$197	$136
Accrued cost of access	134	194
Short-term debt	26	4
Accrued restructuring costs — current portion	31	44
Deferred revenue — current portion	89	81
Other current liabilities	330	363
Total current liabilities	807	822

Debt with controlling shareholder	262	250
Long-term debt	361	398
Obligations under capital leases	62	88
Deferred revenue	115	135
Accrued restructuring costs	89	115
Other deferred liabilities	67	69

Total liabilities	1,763	1,877

Total shareholders’ equity (deficit)	(173)	51

Total liabilities and shareholders’ equity (deficit)	$1,590	$1,928

Table 4

Global Crossing Limited and Subsidiaries
Consolidated Statement of Cash Flows
($ in millions)
	Year Ended December 31,		Quarter Ended December 31,
	2005	2004	2005	2004
Cash flows provided by (used in) operating activities:
Net loss	$(354)	$(336)	$(79)	$(27)
Loss (income) from discontinued operations	(9)	25	—	(1)
Loss on sale of property and equipment	—	2	2	-
Gain on sale of marketable securities	(2)	—	—	-
Gain on sale of assets	(28)	—	(14)	-
Non-cash income tax provision	56	56	20	32
Non-cash stock compensation expense	56	28	17	8
Depreciation and amortization	142	164	36	37
Provision for doubtful accounts	6	10	(1)	1
Amortization of prior period IRUs	(4)	(4)	(1)	(1)
Deferred reorganization costs	(17)	(114)	(5)	(30)
Gain on preconfirmation contingencies	(36)	(29)	(15)	(24)
Write-off of deferred financing costs	—	4	—	4
Changes in operating working capital	63	95	50	18
Other	5	(86)	(40)	(69)
Net cash used in operating activities	(122)	(185)	(30)	(52)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(70)	(89)	(10)	(14)
Proceeds from sale of property and equipment	1	—	1	-
Proceeds from sale of discontinued operations	5	1	—	-
Proceeds from sale of marketable securities	5	19	—	-
Proceeds from sale of assets	63	—	8	-
Proceeds from sale of equity interest in holding companies	—	4	—	-
Change in restricted cash and cash equivalents	(8)	1	(2)	1

Net cash used in investing activities	(4)	(64)	(3)	(13)

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	—	398	—	398
Proceeds from short-term borrowings with controlling shareholder	—	125	—	45
Repayment of long-term debt with controlling shareholder	—	(75)	—	(75)
Repayment of capital lease obligations	(13)	(17)	(1)	(7)
Repayment of short-term debt	(2)	—	(2)	-
Finance and organization costs incurred	(2)	(21)	—	(19)
Proceeds from exercise of stock options	2	1	—	1
Net cash (used in) provided by financing activities	(15)	411	(3)	343

Net increase (decrease) in cash and cash equivalents	(141)	162	(36)	278
Net cash used by discontinued operations	—	(13)	—	(1)
Cash and cash equivalents, beginning of period	365	216	260	88

Cash and cash equivalents, end of period	$224	$365	$224	$365

Cash flows from discontinued operations (revised):
Net cash used in discontinued operating activities	$—	$(7)	$—	$(1)
Cash provided by (used in) investing activities — discontinued operations	—	(4)	—	—
Cash used in financing activities — discontinued operations	—	(2)	—	—

Net cash used by discontinued operations	$—	$(13)	$—	$(1)

Table 5

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure.  Global Crossing’s calculation of its Adjusted EBITDA measure may not be consistent with EBITDA measures of other companies.  Management believes that Adjusted EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications.  Adjusted EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance.  This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.  As some investors hold separate securities in the form of senior notes issued by Global Crossing (UK) Finance Plc, the company has provided the following information on Adjusted EBITDA contribution from the GCUK subsidiary.

Global Crossing Limited
Reconciliation of Adjusted EBITDA to Net
Loss
($ in millions)
	Quarter Ended December 31, 2005			Quarter Ended December 31, 2004			Year Ended December 31, 2005			Year Ended December 31, 2004
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted EBITDA	$31	$(63)	$(32)	$35	$(54)	$(19)	$109	$(229)	$(120)	$129	$(258)	$(129)

Depreciation and amortization	(6)	(30)	(36)	(9)	(28)	(37)	(36)	(106)	(142)	(42)	(122)	(164)

Interest (expense), net	(11)	(10)	(21)	(4)	(11)	(15)	(50)	(36)	(86)	(5)	(33)	(38)

Other income (expense), net	(6)	20	14	12	30	42	(17)	29	12	11	36	47

Gain on pre-confirmation contingencies	-	15	15	4	20	24	-	36	36	4	25	29

Income tax provision	(4)	(15)	(19)	(19)	(4)	(23)	(9)	(54)	(63)	(33)	(23)	(56)

Discontinued operations, net of income tax	-	-	-	-	1	1	-	9	9	-	(25)	(25)

Preferred stock dividends	-	(1)	(1)	-	(1)	(1)	-	(4)	(4)	-	(4)	(4)

Net income (loss) applicable to common shareholders	$4	$(84)	$(80)	$19	$(47)	$(28)	$(3)	$(355)	$(358)	$64	$(404)	$(340)

1Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd. (GCUK)

Definitions:
Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, other income/ (expense), gain on pre-confirmation contingencies, reorganization items, net income from discontinued operations, and preferred stock dividends for the consolidated business of Global Crossing.

Table 6

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted Gross Margin, which is considered a non-GAAP financial metric, to gross margin, which is the most directly comparable GAAP measure.  Management believes that Adjusted Gross Margin is a relevant indicator of operating performance since it links revenue lines with the largest and most directly related costs incurred to generate such revenue.  Adjusted Gross Margin is an important aspect of the company’s internal reporting and the company has provided financial guidance to the investment community based on the equivalent of this metric prior to an income statement reclassification reflected in the company’s full year 2005 financial statements.  Such reclassification could make inter-period comparisons of gross margin more difficult.  Specifically, cost of equipment sales, which was $15 million in the fourth quarter of 2005 and represents the cost of equipment sold to managed services, collaboration services, and system integrators customers; real estate and network operations costs, which was $78 million in the fourth quarter of 2005 and represents salaries, incentive compensation and real estate costs that support the network and hence the company’s revenue; and third party maintenance which was $22 million in the fourth quarter of 2005 have been reclassified such that they are now included in cost of revenue and therefore reduce gross margin.  In prior periods, these expenses were classified as other operating expenses and did not impact the gross margin calculation.  Adjusted Gross Margin should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited and Subsidiaries
Reconciliation of Adjusted Gross Margin to Gross Margin		(unaudited)
($ in millions)
	Quarter Ended December 31, 2005			Quarter Ended December 31, 2004			Year Ended December 31, 2005			Year Ended December 31, 2004
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted Gross Margin	$72	$111	$183	$85	$121	$206	$299	$453	$752	$323	$433	$756

Real estate, network and operations	(10)	(68)	(78)	(16)	(64)	(80)	(58)	(251)	(309)	(57)	(254)	(311)

Third party maintenance	(7)	(15)	(22)	(9)	(18)	(27)	(32)	(64)	(96)	(37)	(76)	(113)

Cost of equipment sales	(12)	(3)	(15)	(10)	(1)	(11)	(45)	(10)	(55)	(41)	(4)	(45)

Gross margin	$43	$25	$68	$50	$38	$88	$164	$128	$292	$188	$99	$287

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd. (GCUK)

Definition:
Adjusted gross margin is revenue minus cost of access.